      As filed with the Securities and Exchange Commission on July 28, 1997
                                                           Registration No. 333-
================================================================================

                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                                  FORM S-3
                           REGISTRATION STATEMENT
                                    UNDER
                         THE SECURITIES ACT OF 1933
                              -----------------
                          VISUAL EDGE SYSTEMS INC.
           (Exact name of registrant as specified in its charter)

               DELAWARE                                      13-377-8895
     (State or other jurisdiction                          (I.R.S. Employer
  of incorporation or organization)                     Identification Number)


                    2424 NORTH FEDERAL HIGHWAY, SUITE 100
                          BOCA RATON, FLORIDA 33431
                              (561) 750-7559
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)
                              -----------------
                              EARL T. TAKEFMAN
                           CHIEF EXECUTIVE OFFICER
                          VISUAL EDGE SYSTEMS INC.
                    2424 NORTH FEDERAL HIGHWAY, SUITE 100
                          BOCA RATON, FLORIDA 33431
                               (561) 750-7559
              (Name, address, including zip code, and telephone
        number, including area code, of agent for service of process)
                              -----------------
                                COPIES TO:
                           DAVID W. POLLAK, ESQ.
                        MORGAN, LEWIS & BOCKIUS LLP
                              101 PARK AVENUE
                          NEW YORK, NEW YORK 10178
                            TEL: (212) 309-6000
                             FAX: (212) 309-6273
                              -----------------

         APPROXIMATE  DATE OF  COMMENCEMENT  OF  PROPOSED  SALE TO THE
PUBLIC: As soon as practicable after the effective date of this Registration Statement.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                                          CALCULATION OF REGISTRATION FEE

-----------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------
             Title of each Class                  Amount to be          Proposed              Proposed              Amount of
              of Securities to                     Registered        Maximum Offering      Maximum Aggregate     Registration Fee
               be Registered                                        Price per Unit (1)     Offering Price (1)
-----------------------------------------------------------------------------------------------------------------------------------
    Common Stock, par value $.01 per share        93,677 shares           $8.438               $790,447              $239.53
-----------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for purposes of determining the registration fee, based upon the average of the bid and asked prices of the Company's Common Stock as quoted on the Nasdaq SmallCap Market on July 25, 1997, pursuant to Rule 457(c).

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

                 SUBJECT TO COMPLETION, DATED JULY 28, 1997

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


PROSPECTUS

                              93,677 SHARES

                          VISUAL EDGE SYSTEMS INC.

                              COMMON STOCK

                            ----------------

    The 93,677 shares of common stock, par value $.01 per share (the "Common Stock"), to which this Prospectus relates (the "Shares") are being offered, from time to time, on behalf of and for the account of certain stockholders (the "Selling Stockholders") of Visual Edge Systems Inc. (the "Company") as identified herein under "Selling Stockholders." The distribution of the Shares by the Selling Stockholders, or by pledgees, donees, distributees, transferees or other successors in interest, may be effected from time to time by underwriters who may be selected by the Selling Stockholders and/or broker-dealers, in one or more transactions (which may involve crosses and block transactions) on the Nasdaq SmallCap Market ("Nasdaq") or other over-the-counter markets or, in special offerings, exchange distributions or secondary distributions pursuant to and in accordance with rules of such over-the-counter markets or exchanges, in negotiated transactions or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. In connection with the distributions of the Shares or otherwise, the Selling Stockholders may enter into hedging or option transactions with broker-dealers and may sell Shares short and deliver the Shares to close out such short positions. The Company has agreed to indemnify the Selling Stockholders, underwriters who may be selected by the Selling Stockholders and certain other persons against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). See "Plan of Distribution" and "Selling Stockholders."

    The Company has agreed to pay all expenses of registration in connection with this offering but will not receive any of the proceeds from the sale of the Shares being offered hereby. All brokerage commissions and other similar expenses incurred by the Selling Stockholders will be borne by such Selling Stockholders. The aggregate proceeds to the Selling Stockholders from the sale of the Shares will be the purchase price of the Shares sold, less the aggregate brokerage commissions and underwriters' discounts, if any, and other expenses of issuance and distribution not borne by the Company.

         The Common Stock of the Company is traded on Nasdaq under the symbol "EDGE." On July 25, 1997, the last reported sale price of the Common Stock as quoted on Nasdaq was $8.50 per share.

                   -----------------------------

         THE SHARES OFFERED HEREBY ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK AND SHOULD NOT BE PURCHASED BY INVESTORS WHO CANNOT AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. SEE "RISK FACTORS" BEGINNING ON PAGE 5.

                   -----------------------------

   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
       AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR
          HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
            SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
             ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                 TO THE CONTRARY IS A CRIMINAL OFFENSE.

                   -----------------------------

             THE DATE OF THIS PROSPECTUS IS JULY __, 1997.

                            AVAILABLE INFORMATION


     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files periodic reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information concerning the Company may be inspected without charge at the principal office of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, or at the Regional Offices of the Commission: Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60601; and 7 World Trade Center, 13th Floor, New York, New York 10007. Copies of such material may be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains an Internet web site that contains reports, proxy and information statements and other information regarding issuers, including the Company, that file electronically with the Commission. The address of such site is HTTP://WWW.SEC.GOV.

     The Company has filed with the Commission a registration statement on Form S-3 under the Securities Act (together with all amendments and exhibits thereto, the "Registration Statement") with respect to the shares of Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete and are qualified in their entirety by reference to each such contract, agreement or other document filed as an exhibit to the Registration Statement or as previously filed with the Commission and incorporated therein by reference. Copies of the Registration Statement and the exhibits thereto are on file at the offices of the Commission and may be inspected and copied in the manner and at the locations described above.

                 INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

   The following documents, previously filed with the Commission by the Company, are hereby incorporated by reference in this Prospectus:

      1. The Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1996 (as amended by Form 10-KSB/A filed April 7, 1997);

      2. The Company's Quarterly Report on Form 10-QSB for the fiscal quarter ended March 31, 1997;

      3. The Company's Current Reports on Form 8-K dated March 26, 1997, June 13, 1997 and June 3, 1997 (as amended by Form 8-K/A dated June 3, 1997) and filed with the Commission on April 14, 1997, June 23, 1997 and June 25, 1997 (as amended by Form 8-K/A filed June 28, 1997), respectively; and

      4. The description of the Common Stock set forth in the Company's Registration Statement filed pursuant to Section 12 of the Exchange Act on Form 8-A on July 11, 1996, and any amendment or report filed for the purpose of updating any such description.

      All reports and other documents subsequently filed by the Company after the date of this Prospectus pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act and prior to the termination of this offering shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing such documents or reports.

      Any statement contained in a document incorporated or deemed to be incorporated in this Prospectus by reference shall be deemed to be modified or superseded for the purpose of this Prospectus to the extent that a statement contained in this Prospectus, or in any other subsequently filed document which also is or is deemed to be incorporated in this Prospectus by reference, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

      This Prospectus incorporates certain documents by reference which are not presented herein or delivered herewith. These documents (other than exhibits to such documents unless such exhibits are specifically incorporated herein by reference) are available without charge upon written or oral request directed to Visual Edge Systems Inc., 2424 North Federal Highway, Suite 100, Boca Raton, Florida 33431, Attention: Edward Smith, (561) 750-7559.

                                 THE COMPANY

   The Company was organized to develop and market personalized videotape golf lessons featuring One-on-One instruction by leading professional golfer Greg Norman and is in the early stages of being an operational company. To date, the Company has focused its efforts on developing and marketing computer software which digitally combines actual video footage of a golfer's swing with a synchronized "split-screen" comparison to Greg Norman's golf swing to produce a 45-minute One-on-One videotape golf lesson. The Company's One-on-One video golf lesson analyzes a golfer's swing by comparing it to Greg Norman's swing at several different club positions from two camera angles using Greg Norman's pre-recorded instructional commentary and analysis and computer graphics to highlight important golf fundamentals intended to improve a golfer's performance.

   Pursuant to a license agreement, as amended, by and among the Company, Greg Norman and Great White Shark Enterprises, Inc. (the "Greg Norman License"), Greg Norman agreed to grant to the Company a worldwide license to use his name, likeness and endorsement and certain trademarks owned by him in connection with the production and promotion of the Company's products. The Greg Norman License originally provided that the continued use of the license by the Company was conditioned upon guaranteed payments aggregating $3,300,000 during the three-year period commencing July 1, 1996 to be applied against a royalty equal to 8% of the Company's net revenues from product sales. In June 1997, the Greg Norman License was amended to extend the initial term to June 30, 2000 and to restructure the payments due to Mr. Norman by the Company by: (i) altering the character of the payments such that Mr. Norman will receive $1,020,000 of his royalties in shares of the Company's Common Stock (valued at $10.00 per share for purposes of calculating such royalties), rather than cash as was originally contemplated, which shares the Company has agreed to register under the Securities Act;
(ii) changing the schedule of the payments such that they will be paid to Mr. Norman over a period of time from January 1998 through April 2000; and (iii) granting to Mr. Norman 25,000 options to purchase shares of the Company's Common Stock at an exercise price of $10.00 per share, which options vest immediately and are exercisable at Mr. Norman's discretion at any time prior to their expiration on June 30, 2000. Pursuant to the Greg Norman License, the Company has paid Norman $600,000 to date. After the initial term, which ends on June 30, 2000, the Company has the option to renew the Greg Norman License for two additional five-year periods. The Company's business and prospects are dependent upon the Company's continued association with Greg Norman.

   In 1995, the Company developed the software necessary to operate a video editing and videotape production process and an initial version of a right-handed, full swing videotape golf lesson. Since then, the Company has developed six full swing personalized One-on-One golf lessons with Greg Norman for both right-and left-handed golfers. The Company's personalized products include a lesson stressing basic golf fundamentals for either males or females, a lesson geared towards senior golfers, an advanced lesson for lower-handicap players and a "follow-up" lesson which measures a golfer's improvement from prior lessons. The Company also plans to develop additional videotape golf lessons, such as short game, sand play and putting lessons.

   A Company employee operates videotaping equipment at the first tee, driving range or other suitable location to videotape a golfer's swing which is edited inside a One-on-One van to create a personalized videotape golf lesson in approximately 16 minutes.

   The Company's primary marketing strategy is to sell One-on-One videotapes on a prearranged basis to various organizers of amateur corporate, charity and member golf tournaments (who typically offer gifts to tournament participants), golf professionals at private and daily fee golf courses and driving ranges and indoor event planners who organize trade shows, conventions, sales meetings, retail store openings and promotions and automobile dealer showroom promotions. To implement its marketing and business strategy, the Company has already developed 15 mobile One-on-One vans equipped with video and personal computer equipment to market, promote and produce the Company's products. The Company intends to position its One-on-One vans in selected geographic areas that will service golf courses and driving ranges throughout the United States, and has initially placed its first 15 vans in Florida (3), Georgia, Texas, Arizona, California (2), Michigan, Illinois, New York, New Jersey, Massachusetts, Maryland and South Carolina.

   On May 9, 1997, the Company reached an agreement in principle with Cadillac Motor Car Division of General Motors Corporation ("Cadillac"). The agreement grants Cadillac the exclusive U.S. dealership showroom rights to the Company's One-on-One with Greg Norman concept, allowing Cadillac to exclusively offer its customers a free video golf lesson personally analyzed by Greg Norman if they test drive a Cadillac. The Company is to provide each participating Cadillac dealership with all marketing materials related to this promotion, including creative for print and radio advertisements, banners, posters and direct mail invitations. The launch of this promotion will occur in three phases. First, two to three Cadillac dealers will test the in-dealership promotion to identify the most effective method to integrate the Company's products into their test drive programs. In the event of successful completion of this phase, the promotion would expand to a statewide test at approximately 45 Florida-based Cadillac dealers. Finally, assuming Cadillac does not terminate the agreement at its option under the circumstances set forth in the agreement (and described below), the contract would run until December 31, 2000 and the promotion would be launched nationwide, providing the Company with up to approximately 6,500 event days or approximately $34,750,000 over the term of the agreement if the Company has an adequate number of available vans to serve all participating Cadillac dealers. This arrangement with Cadillac is terminable by Cadillac at the conclusion of either of the first two phases or, in the event that Cadillac desires to terminate the agreement as at December 31, 1998, upon six months notice to the Company, which must be received by June 30, 1998; in any of such instances, the termination by Cadillac would be without penalty. The Company expects to sign a definitive agreement by the end of August 1997.

   Golf has become an increasingly popular form of sport and entertainment in recent years. According to the National Golf Foundation, consumer spending on golf-related activities, including green fees, golf equipment and related merchandise, increased from approximately $12.7 billion in 1989 to approximately $15.1 billion in 1994. The number of golfers and golf courses and driving ranges has also increased and golf industry participants have sought to increase public awareness and provide greater access to golfers of all ages and income levels. It is estimated that golfers spend approximately $440 million annually on golf lessons. The Company believes that the capabilities of its software, including its ability to produce instructional commentary by Greg Norman and synchronized, "split-screen" comparisons with Greg Norman's swing, coupled with the consumer recognition and appeal of Greg Norman, differentiate the Company's products from competing products and position the Company to capitalize on the growing popularity of golf.

   Since its inception, the Company has engaged in limited operations and has generated minimal operating revenues. The Company incurred substantial up-front expenses in connection with product development and commercialization (including the payment of license fees and the lease of One-on-One vans and video and computer equipment), resulting in significant operating losses which are likely to continue for the foreseeable future. There can be no assurance that the Company will be able to successfully implement its business plan. See "Risk Factors."

   The Company was incorporated under the laws of the State of Delaware in July 1994 under the name Golf Vision, Inc. The Company changed its name to Visual Edge Systems Inc. in March 1995. The Company's executive offices are located at 2424 North Federal Highway, Suite 100, Boca Raton, Florida 33431, and its telephone number is (561) 750-7559.

                       RECENT BRIDGE FINANCINGS

MARCH FINANCING

   In March 1997, the Company consummated a bridge financing (the "Bridge Financing") pursuant to which it issued to 13 investors (the "Bridge Investors"), including Status-One Investments Inc., a company controlled by Earl T. Takefman, the Chief Executive Officer of the Company, an aggregate of
(i) 100,000 shares of Common Stock and (ii) 100,000 warrants to purchase 100,000 shares of Common Stock at a price of $10.00 per share, subject to adjustment in certain circumstances. As consideration for such securities, the investors in the Bridge Financing pledged an aggregate of $3,500,000 in cash and other marketable securities as cash collateral (the "Cash Collateral") to Republic Bank of New York (Canada) Ltd. and Bank Hapoalim (Switzerland) Ltd. (collectively, the "Guaranteeing Banks"), which in turn issued stand-by letters of credit (the "Letters of Credit") to the Company in the aggregate amount of up to $3,500,000. The Company used the Letters of Credit to secure a $3,500,000 line of credit (the "Line of Credit") from Barnett Bank. In June 1997, the Company used a portion of the proceeds from the issuance and sale of the Securities, as described below, to repay the remaining outstanding balance due and owing on the Line of Credit and returned the Letters of Credit to the Guaranteeing Banks who in turn returned all of the Cash Collateral to the Bridge Investors.

JUNE FINANCING

   On June 13, 1997, the Company arranged a three year $7.5 million debt and convertible equity facility with a group of investment funds advised by an affiliate of Hunt Sports Group, a sports and entertainment management company controlled by the Lamar Hunt family of Dallas, Texas. The Company issued and sold to Infinity Investors Limited, Infinity Emerging Opportunities Limited, Sandera Partners, L.P. and Lion Capital Partners, L.P. (collectively, the "Funds") the following securities pursuant to the Bridge Securities Purchase Agreement, dated as of June 13, 1997 (the "Bridge Agreement"), among the Company and the Funds: (i) 8.25% unsecured convertible bridge notes (the "Bridge Notes") in the aggregate principal amount of $7,500,000 with a maturity date of three years from the date of issuance (subject to the mandatory automatic exchange for the Company's preferred stock, par value $.01 per share (the "Preferred Stock"), as discussed below), which Bridge Notes are convertible into shares of Common Stock (the "Note Conversion Shares") at any time and from time to time commencing January 1, 1998 at the option of the holder thereof, subject to certain limitations on conversion set forth in the Bridge Agreement; (ii) 93,677 shares of Common Stock, par value $.01 per share (the "Grant Shares"); and (iii) five-year warrants (the "Bridge Warrants") to purchase 100,000 shares of Common Stock (the "Warrant Shares") with an exercise price equal to $10.675. On June 13, 1997 (the "Closing Date"), 30% of the Bridge Warrants were assigned, with the Company's consent, to Alpine Capital Partners, Inc. The Bridge Warrants are redeemable commencing October 1, 1998 at a redemption price equal to $.10 per share, subject to adjustment based on a 20-day minimum closing bid price. The net proceeds to the Company from the sale of the Bridge Notes, Grant Shares and Warrants was $7,236,938. In addition, the Company issued 14,502 shares of Common Stock to Whale Securities Co., L.P. ("Whale"), the underwriter in the Company's initial public offering (the "IPO"), as a fee for services rendered in connection with the transactions contemplated by the Bridge Agreement.

   Pursuant to the Bridge Agreement, the Company will issue additional Grant Shares (the "Additional Grant Shares") to the Funds in the event that the closing bid price of the Common Stock for each trading day during any consecutive 10 trading days during the period from the earliest to occur of
(x) the date of effectiveness of the Registration Statement of which this Prospectus forms a part, (y) the date on which the Company publicly announces that it is redeeming its redeemable warrants (the "IPO Warrants") issued on July 24, 1996 in connection with the Company's initial public offering of Common Stock or (z) October 1, 1997 through December 31, 1997 does not equal at least $10.675 per share (adjusted for certain events specified in the Bridge Agreement). In the event that any Additional Grant Shares are issued, the exercise price of the Bridge Warrants will be adjusted so that the value of the Bridge Warrants (using a Black-Scholes or similar model) equals the value of the Bridge Warrants as of the Closing Date.

   Interest payments on the Bridge Notes will, at the option of the Company, be payable in cash or in shares of Common Stock. Effective January 1, 1998, the aggregate outstanding principal amount of Bridge Notes exceeding $2,500,000 will be automatically exchanged for a number of shares of Preferred Stock with an aggregate liquidation preference equal to the principal amount of Bridge Notes so exchanged and with terms substantially identical to the Bridge Notes, which Preferred Stock is convertible into shares of Common Stock (the "Stock Conversion Shares"). In addition, if the Company elects to redeem the IPO Warrants, the Company must redeem at least $5,000,000 principal amount of the Bridge Notes with the net proceeds of such redemption.

   The Company granted to the Funds registration rights covering the Note Conversion Shares, Stock Conversion Shares, Grant Shares, Warrant Shares and Additional Grant Shares (collectively, the "Securities") pursuant to a Registration Rights Agreement, dated as of June 13, 1997, among the Company and the Funds (the "Registration Rights Agreement"). Under such agreement, as soon as practicable after July 24, 1997, the Company is obligated to file a registration statement covering the sale of the Grant Shares, which shares are offered hereby. In addition, on or before November 15, 1997, the Company is obligated to file a registration statement covering the sale of the Note Conversion Shares, Stock Conversion Shares, Warrant Shares and Additional Grant Shares. In addition, pursuant to the Bridge Agreement, the Company also agreed to certain covenants, including limitations on the amount of capital expenditures and minimum limits of net worth.

   As of June 30, 1997, the Company had utilized $2.7 million of the Bridge Financing and $3.2 million of the proceeds from the issuance and sale of the Securities under the Bridge Agreement, of which $2.7 million was used to repay the outstanding balance due and owing on the Line of Credit from Barnett Bank. On a monthly basis, the Company's cash expenditures for operations have been averaging approximately $350,000, which funds are being utilized from the proceeds of these bridge financings.

   Without generating any significant revenues, the Company has utilized all of the proceeds of the IPO, the majority of which proceeds were used for product and equipment development and to repay prior indebtedness of the Company. The Company chose to pursue and consummate these bridge financings because management perceived a favorable reaction in the marketplace for the Company's products at trade shows and other promotional events and decided to accelerate its plans to purchase and operate additional vans prior to the summer golf season. This favorable market reaction to the Company's products has not yet generated any significant revenues for the Company because of the lead-time required to produce One-on-One vans, train the Company's personnel in the operation of such vans and book events. The Company's acceleration of its business plan required the use of any remaining IPO proceeds and forced the Company to seek additional financing earlier than it had anticipated. Thus, at the time of the IPO, the Company believed that the IPO proceeds would sustain the Company for 12 months when in fact such proceeds were fully utilized after nine months. Due to its limited operating history, the Company was unable to obtain equipment financing from traditional sources of funds, such as banks and other institutional lenders, and instead consummated these bridge financings.

                          RISK FACTORS

   PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS, IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, IN EVALUATING AN INVESTMENT IN THE SHARES OF COMMON STOCK OFFERED HEREBY. THIS PROSPECTUS CONTAINS CERTAIN STATEMENTS OF A FORWARD-LOOKING NATURE RELATING TO FUTURE EVENTS OR THE FUTURE FINANCIAL PERFORMANCE OF THE COMPANY. PROSPECTIVE INVESTORS ARE CAUTIONED THAT SUCH STATEMENTS ARE ONLY PREDICTIONS AND THAT ACTUAL EVENTS OR RESULTS MAY DIFFER MATERIALLY. IN EVALUATING SUCH STATEMENTS, PROSPECTIVE INVESTORS SHOULD SPECIFICALLY CONSIDER THE VARIOUS FACTORS IDENTIFIED HEREIN, INCLUDING THE MATTERS SET FORTH BELOW, WHICH COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE INDICATED BY SUCH FORWARD-LOOKING STATEMENTS.

   NO SIGNIFICANT OPERATING REVENUES. To date, the Company has generated minimal operating revenues due primarily to the significant lead-time required to develop the vans, train Company personnel in the operation of such vans and book events. The Company currently owns 15 vans, all of which are fully operational, and estimates that it will have up to 25 fully-equipped operational vans by the end of 1997. The cost of each new van is approximately $150,000, which includes an indoor hitting cage and two videotaping units. While the Company believes that the operation of 15 One-on-One vans is adequate to generate meaningful revenues for the Company, there can be no assurance that the Company will ever generate meaningful revenues.

   SIGNIFICANT AND CONTINUING LOSSES; GOING CONCERN. For the period from July 15, 1994 (inception) to December 31, 1996, the Company incurred a cumulative net loss of $2,862,653, and in the first quarter of 1997, the Company incurred a net loss of $1,025,438. The Company anticipates that it will incur continuing losses until, at the earliest, the Company generates sufficient revenues to offset the substantial up-front capital expenditures and operating costs (including significantly increased salaries of executives officers) associated with enhancing and commercializing its products. The Company incurred a non-recurring charge of $600,000 relating to the transfer of Common Stock to Greg Norman prior to the consummation of the IPO. In addition, the Company incurred costs of $1,615,000 relating to the IPO which was a reduction to its equity. The Company's independent auditors have included an explanatory paragraph in their report on the Company's financial statements stating that the Company's recurring losses through 1996 and contractual commitments under a licensing agreement raise substantial doubt about its ability to continue as a going concern unless the Company receives additional equity or other financing. The Company anticipates that it will be able to obtain adequate additional equipment financing from banks or other institutional lenders as it expands its operational base of One-on-One vans and begins to generate revenues. Further, the IPO Warrants have become redeemable by the Company pursuant to their terms; the Company may elect (subject to consent by Whale) to call the IPO Warrants for redemption. In the event that the IPO Warrants are called for redemption by the Company and the market price of the Company's Common Stock exceeds the warrant exercise price of $5.00 per share, it would become economically advantageous to the holders thereof to exercise their contractual right to purchase shares of Common Stock at a price per share of $5.00, providing the Company with additional capital to finance its operations. However, if the Company elects to redeem the IPO Warrants, the Company must redeem at least $5,000,000 principal amount of the Bridge Notes with the net proceeds of such redemption. There can be no assurance that the Company will ever achieve profitable operations or will be able to obtain additional equity or other financing.

   NEED FOR ADDITIONAL FINANCING. The continued implementation of the Company's business plan or the development of additional products will require capital resources greater than the proceeds of the IPO, the Bridge Financing and the proceeds received from the Funds under the Bridge Agreement or other funds currently available to the Company. There can be no assurance that any additional financing, particularly the significant amounts of financing that would be required if the Company is unable to secure satisfactory equipment leasing or financing arrangements, will be available to the Company on commercially reasonable terms, or at all.

   UNCERTAINTY OF PROPOSED PLAN OF OPERATION. The Company's plan of operation and prospects will be largely dependent upon the Company's ability to successfully hire and retain skilled technical, marketing and other personnel, establish and maintain satisfactory relationships with those who arrange golf events, successfully develop, equip and operate One-on-One vans on a timely and cost effective basis and achieve significant market acceptance for its products. The Company has limited experience in developing and commercializing new products based on innovative technology and there is limited information available concerning the performance of the Company's video editing and production process or market acceptance of the Company's products. There can be no assurance that the Company will be able to successfully implement its business plan or that unanticipated expenses, problems or technical difficulties will not occur which would result in material delays in its implementation.

   DEPENDENCE ON GREG NORMAN LICENSE. Pursuant to the Greg Norman License, Greg Norman agreed to grant to the Company a worldwide license to use his name, likeness, endorsement and certain trademarks in connection with the production and promotion of the Company's products. The Greg Norman License originally provided that the continued use of the license by the Company was conditioned upon guaranteed payments aggregating $3,300,000 during the three-year period commencing July 1, 1996 to be applied against a royalty equal to 8% of the Company's net revenues from product sales. In June 1997, the Greg Norman License was amended to restructure the payments due to Mr. Norman by the Company by: (i) altering the character of the payments such that Mr. Norman will receive $1,020,000 of his royalties in shares of the Company's Common Stock, rather than cash as was originally contemplated, which shares the Company has agreed to register under the Securities Act;
(ii) changing the schedule of the payments such that they will be paid to Mr. Norman over a period of time from January 1998 through April 2000; and (iii) granting to Mr. Norman 25,000 options to purchase shares of the Company's Common Stock at an exercise price of $10.00 per share, which options vest immediately and are exercisable at Mr. Norman's discretion at any time prior to their expiration on June 30, 2000. Pursuant to the Greg Norman License, the Company has paid Norman $600,000 to date. Failure to make any required payment under the Greg Norman License would result in termination of the license agreement, which would have a material adverse effect on the Company. Greg Norman's death, disability or retirement from tournament play or any significant decline in the level of his tournament play would, under certain circumstances, have a material adverse effect on the Company. In addition, the commission by Greg Norman of any serious crime or any act which adversely affects his reputation could also have an adverse affect on the Company. The Company has obtained "key-man" insurance on the life of Greg Norman in the amount of $10,000,000.

   UNCERTAINTY OF MARKET ACCEPTANCE AND COMMERCIALIZATION STRATEGY. The Company's One-on-One personalized videotape golf lesson is a new business concept and, accordingly, demand and market acceptance for the Company's products is subject to a high level of uncertainty. Achieving market acceptance for the Company's products will require significant efforts and expenditures by the Company to create awareness and demand by golf professionals at golf courses and driving ranges and by consumers. The Company's prospects will be significantly affected by its ability to successfully build an effective sales organization and develop a significant number of One-on-One vans. The Company has only recently commenced marketing activities and has limited marketing and technical experience and limited financial, personnel and other resources to independently undertake extensive marketing activities. The Company's strategy and preliminary and future marketing plans may be subject to change as a result of a number of factors, including progress or delays in the Company's marketing efforts, changes in market conditions (including the emergence of potentially significant related market segments), the nature of possible license and distribution arrangements which may become available to it in the future and competitive factors. To the extent that the Company enters into third-party marketing and distribution arrangements in the future, it will be dependent on the marketing efforts of such third parties and in certain instances on the popularity and sales of their products. Additionally, to the extent that the Company seeks to market its products in foreign markets, the Company may be subject to various risks associated with foreign trade, including customs duties, quotas and other trade restrictions, shipping delays, currency fluctuations and international political and economic developments. There can be no assurance that the Company's strategy will result in successful product commercialization or that the Company's efforts will result in initial or continued market acceptance for the Company's products.

   COMPETITION. The Company faces intense competition for a finite amount of consumer discretionary spending from numerous other businesses in the golf industry and related market segments. The Company competes with numerous other products and services which provide golf instruction, including instructional golf videotapes, golf software used to analyze golf swings and golf courses, schools and professionals who offer video golf lessons, certain of which may be less expensive or provide other advantages to consumers. Various instructional golf videotapes currently being marketed by leading golf professionals and instructors such as Jack Nicklaus, Tom Kite, Nick Faldo, David Leadbetter, Jim McLean and Greg Norman have achieved significant national, regional and local consumer recognition. These products are marketed by companies with substantially greater financial, marketing, distribution, personnel and other resources than the Company, permitting such companies to implement extensive advertising and promotional campaigns, both generally and in response to efforts by additional competitors to enter into new markets. In addition, certain companies offer both hardware and software to golf professionals for use in connection with golf lessons. Moreover, the instructional golf video segment of the industry has no substantial barriers to entry and, consequently, the Company expects that other companies which have developed software technologies may seek to enter into the Company's target markets and compete directly against the Company. There can be no assurance that other companies are not developing or will not seek to develop similar products.

   The Greg Norman License prohibits Greg Norman from granting similar rights to any person with respect to any concept which is the same as or confusingly similar to the Company's concept or proposed products. For purposes of the Greg Norman License, however, the self-instructional golf video product known as Better Golf featuring Greg Norman or any other form of golf instructional video or multi-media presentation for teaching golf techniques is not deemed the same as or confusingly similar to the Company's products. There can be no assurance that the Company will be able to compete successfully.

   POTENTIAL PRODUCT OBSOLESCENCE. The markets for the Company's products may be characterized by rapidly changing technology which could result in product obsolescence or short product life cycles. Accordingly, the ability of the Company to compete may be dependent upon the Company's ability to complete development and commercialization of the Company's products in a timely manner and to continually enhance and improve its software. There can be no assurance that competitors will not develop technologies or products that render the Company's products obsolete or less marketable.

   DEPENDENCE ON LIMITED PRODUCT LINE. The Company is entirely dependent on the commencement of sales of a limited product line to generate revenues and on the commercial success of its products. There can be no assurance that the Company's products will prove to be commercially viable. Failure to achieve commercial viability would have a material adverse effect on the Company.

   INDUSTRY FACTORS. Sales of the Company's instructional golf videotapes are dependent on discretionary spending by consumers, which may be adversely affected by unfavorable general economic conditions, as well as a decline in the popularity of golf. Any decrease in the level of consumer spending on golf instruction could adversely affect the Company's business and prospects. The Company's future operating results will depend on numerous factors beyond its control, including the popularity, price and timing of other instructional golf videos and related products being introduced and distributed, national, regional and local economic conditions (particularly recessionary conditions adversely affecting consumer spending), changes in consumer demographics, the availability and relative popularity of other forms of sports and entertainment, and public tastes and preferences, which may change rapidly and cannot be predicted. The Company's ability to plan for product development and promotional activities may be affected by the Company's ability to anticipate and respond to relatively rapid changes in consumer tastes and preferences. To the extent that the Company targets consumers with limited disposable income, the Company may find it more difficult to price its products at levels which result in profitable operations. In addition, seasonal weather conditions limiting the playing seasons in certain geographic areas may result in fluctuations in the Company's future operating results.

   UNCERTAINTY OF PATENT PROTECTION. The Company has filed a patent application with the United States Patent and Trademark Office covering certain aspects of its digital video editing and videotape production process. There can be no assurance, however, as to the breadth or degree of protection which patents may afford the Company, that any patent applications will result in issued patents or that patents will not be circumvented or invalidated. Rapid technological developments in the computer software industry result in extensive patent filings and a rapid rate of issuance of new patents. Although the Company believes that its products do not and will not infringe patents or violate proprietary rights of others, the Company has not conducted any investigation to determine whether its products infringe patents or violate proprietary rights of others, and it is possible that infringement of existing or future patents or proprietary rights of others have occurred or may occur. In the event the Company's products infringe patents or proprietary rights of others, the Company may be required to modify the design of its products or obtain a license. There can be no assurance that the Company will be able to do so in a timely manner, upon acceptable terms and conditions or at all. The failure to do any of the foregoing could have a material adverse effect upon the Company. In addition, there can be no assurance that the Company will have the financial or other resources necessary to enforce or defend a patent infringement action and the Company could, under certain circumstances, become liable for damages, which also could have a material adverse effect on the Company.

   PROPRIETARY INFORMATION. The Company relies on proprietary processes and employs various methods to protect the concepts, ideas and documentation of its products. However, such methods may not afford complete protection and there can be no assurance that others will not independently develop such processes or obtain access to the Company's proprietary processes, ideas and documentation. Furthermore, although the Company has entered into confidentiality agreements with certain of its employees, there can be no assurance that such arrangements will adequately protect the Company.

   DEPENDENCE ON THIRD-PARTY PRODUCTION COMPANIES AND EQUIPMENT MANUFACTURERS. The Company relies on third-party manufacturers for all of its supply of video and computer equipment and vans used in its operations. The Company has not entered into agreements with any equipment manufacturer and intends to purchase or lease equipment components pursuant to purchase orders placed from time to time in the ordinary course of business. While the Company is not dependent on any single supplier to continue its operations, the failure or delay by any manufacturer in supplying components to the Company on favorable terms could result in interruptions in its operations and adversely affect the Company's ability to implement its business plan.

   DEPENDENCE ON KEY PERSONNEL; NEED FOR QUALIFIED PERSONNEL. The success of the Company will be dependent on the personal efforts of Earl T. Takefman, its Chief Executive Officer, and other key personnel. The loss of the services of Mr. Takefman could have a material adverse effect on the Company's proposed business and prospects. The Company has entered into employment agreements with Mr. Takefman and other key personnel and has obtained "key-man" insurance on the life of Mr. Takefman in the amount of $5,000,000. The success of the Company is also dependent upon its ability to hire and retain additional qualified marketing, technical, financial and other personnel. Competition for qualified personnel is intense and there can be no assurance that the Company will be able to hire or retain additional qualified personnel. Any inability to attract and retain qualified personnel would have a material adverse effect on the Company.

   CONTROL BY MANAGEMENT. Earl T. Takefman, the Company's Chief Executive Officer, and Alan L. Lubell, Chairman of the Board of Directors of the Company, currently beneficially own, in the aggregate, approximately 48% of the outstanding shares of Common Stock (assuming no exercise of any of the Company's outstanding warrants or unexercised options). Accordingly, such persons, acting together, are effectively in a position to control the Company, elect all of the Company's directors, cause an increase in the authorized capital or the dissolution, merger or sale of the assets of the Company, and generally to direct the affairs of the Company.

   OUTSTANDING OPTIONS. There are currently outstanding options to purchase an aggregate of 965,871 shares of Common Stock at exercise prices ranging from $5.00 to $10.75 per share, of which options to purchase up to an aggregate of 500,000 shares (the "Executive Options") were granted to Messrs. Takefman and Lubell upon consummation of the IPO. The Executive Options vest five years from the date of grant, subject to acceleration if the trading price of the Common Stock reaches certain thresholds and have an exercise price of $5.00. Specifically, the vesting of 300,000 of the Executive Options would accelerate to the date that the market price of the Common Stock equaled or exceeded $10.00 per share for at least five consecutive trading days on or prior to January 24, 1998, if the price reaches such threshold. This threshold was achieved on February 7, 1997, and, accordingly, 300,000 of the Executive Options became exercisable as of such date. The vesting of the remaining 200,000 of the Executive Options will accelerate to the date the market price of the Common Stock equals or exceeds $15.00 per share for five consecutive trading days on or prior to January 24, 1999, if the price reaches such threshold. Exercise of any of the foregoing options will have a dilutive effect on the Company's stockholders. Furthermore, the terms upon which the Company may be able to obtain additional equity financing may be adversely affected, since the holders of the options can be expected to exercise them, if at all, at a time when the Company would, in all likelihood, be able to obtain any needed capital on terms more favorable to the Company than those provided in the options.

   NO DIVIDENDS. To date, the Company has not paid any cash dividends on its Common Stock and does not expect to declare or pay dividends on the Common Stock in the foreseeable future. In addition, the payment of cash dividends may be limited or prohibited by the terms of future loan agreements or the future issuance of Preferred Stock.

   AUTHORIZATION AND DISCRETIONARY ISSUANCE OF PREFERRED STOCK. The Company's Certificate of Incorporation authorizes the Company's Board of Directors to issue up to 5,000,000 shares of Preferred Stock, from time to time, in one or more series. The Board of Directors will be authorized, without further approval of the stockholders, to fix the dividend rights and terms, conversion rights, voting rights, redemption rights and terms, liquidation preferences, and any other rights, preferences, privileges and restrictions applicable to each new series of Preferred Stock. The issuance of such stock could adversely affect the voting power of the holders of Common Stock and, under certain circumstances, make it more difficult for a third party to gain control of the Company, discourage bids for the Common Stock at a premium, or otherwise adversely affect the market price of the Common Stock.

   VOLATILITY OF MARKET PRICE OF COMMON STOCK AND WARRANTS. Since the IPO, the market prices of the Company's publicly traded securities have been highly volatile as has been the case with the securities of other emerging companies. Factors such as the Company's operating results and announcements by the Company or its competitors may have a significant impact on the market price of the Company's securities. In addition, in recent years, the stock market has experienced a high level of price and volume volatility and market prices for the stock of many companies have experienced wide price fluctuations which have not necessarily been related to the operating performance of such companies.

   POTENTIAL INFLUENCE ON MARKET OF WARRANT REDEMPTION. Each of the 1,495,000 Warrants sold in connection with the IPO entitles the registered holder thereof to purchase one share of Common Stock, at a price of $5.00, subject to adjustment in certain circumstances, at any time after July 24, 1997 until July 24, 2000. The Warrants are redeemable by the Company, upon the consent of Whale, at a price of $.10 per Warrant, and subject to the terms set forth therein. In the event that the Company calls the IPO Warrants for redemption, it will be economically advantageous for the warrant holders to exercise the IPO Warrants, resulting in the issuance by the Company of up to 1,495,000 additional shares of Common Stock. While no prediction can be made as to the effect, if any, that the availability for sale or actual sale of such shares of Common Stock will have on market prices prevailing from time to time, the possibility that a substantial number of shares of Common Stock may be sold in the public market may adversely affect prevailing market prices for the Common Stock and could impair the Company's ability to further raise capital through the sale of its equity securities. Further, the exercise of the IPO Warrants and issuance of shares of Common Stock at a price of $5.00 (an amount that is likely to be below the prevailing market price of the Common Stock since a precondition for the redeemability of the IPO Warrants is that the price of the Common Stock is at least $7.50, subject to certain terms and adjustments) may have an adverse effect on the market price of the Common Stock.

   POTENTIAL INFLUENCE ON THE MARKET OF WHALE. Whale, the underwriter in the Company's IPO, makes a market in the Common Stock and the IPO Warrants and may otherwise effect transactions in the Common Stock and the IPO Warrants. Such activities may exert a dominating influence on the market and such activity may be discontinued at any time. The prices and liquidity of the Company's securities may be significantly affected to the extent, if any, that Whale participates in such market.

   SHARES ELIGIBLE FOR FUTURE SALE. Including 93,677 of the shares of Common Stock offered hereby, the Company has 4,833,677 shares of Common Stock outstanding (assuming no exercise of any of the Company's outstanding warrants), of which 1,833,677 shares, consisting of 1,615,000 shares registered in connection with the IPO, 125,000 shares offered by certain investors in the Company and Mr. Ami Trauber, a former officer of the Company, pursuant to the Company's Registration Statement on Form SB-2 filed April 7, 1997 (Registration No. 333-24675), and the 93,677 Shares offered hereby by the Selling Stockholders will be freely tradeable without restriction or further registration under the Securities Act. All of the remaining 3,000,000 shares of Common Stock outstanding are "restricted securities", as that term is defined in Rule 144 promulgated under the Securities Act, and in the future may be sold only pursuant to an effective registration statement under the Securities Act, in compliance with the exemption provisions of Rule 144 or pursuant to another exemption under the Securities Act. Of the 3,000,000 restricted shares, an aggregate of 2,520,406 shares became eligible for sale, without registration, under Rule 144 (subject to certain volume limitations prescribed by such rule and to the contractual restrictions described below), in March 1997. No prediction can be made as to the effect, if any, that sales of such securities or the availability of such securities for sale will have on the market prices prevailing from time to time. However, even the possibility that a substantial number of the Company's securities may be sold in the public market may adversely affect prevailing market prices for the Common Stock and Warrants and could impair the Company's ability to raise capital through the sale of its equity securities.

   LIMITATIONS OF LIABILITY OF DIRECTORS AND OFFICERS. The Company's Certificate of Incorporation includes provisions to limit, to the full extent permitted by Delaware law, the personal liability of directors of the Company for monetary damages arising from a breach of their fiduciary duties as directors. The Certificate of Incorporation also includes provisions to the effect that (subject to certain exceptions) the Company shall, to the maximum extent permitted from time to time under the law of the State of Delaware, indemnify, and upon request shall advance expenses to, any director or officer to the extent permitted under such law as it may from time to time be in effect. In addition, the Company's By-Laws require the Company to indemnify, to the full extent permitted by law, any director, officer, employee or agent of the Company for acts which such person reasonably believes are not in violation of the Company's corporate purposes as set forth in the Certificate of Incorporation. As a result of such provisions in the Certificate of Incorporation and the By-Laws of the Company, stockholders may be unable to recover damages against the directors and officers of the Company for actions taken by them which constitute negligence, gross negligence or a violation of their fiduciary duties, which may reduce the likelihood of stockholders instituting derivative litigation against directors and officers and may discourage or deter stockholders from suing directors, officers, employees and agents of the Company for breaches of their duty of care, even though such an action, if successful, might otherwise benefit the Company and its stockholders.

                                 USE OF PROCEEDS

    The Shares of Common Stock being offered hereby are for the account of the Selling Stockholders. Accordingly, the Company will not receive any of the proceeds from the sale of the Shares by the Selling Stockholders. See "Selling Stockholders."

                              SELLING STOCKHOLDERS

    The following table sets forth the name of the Selling Stockholders, the number of shares of Common Stock beneficially held by each Selling Stockholder prior to the commencement of the offering made hereby and the number of Shares that may be offered by each such Selling Stockholder. The number of Shares that may actually be sold by each of the Selling Stockholders will be determined by each such Selling Stockholder, and may depend upon a number of factors, including, among other things, the market price of the Common Stock. The table below sets forth information as of June 30, 1997 concerning the beneficial ownership of Common Stock of each of the Selling Stockholders. All information concerning beneficial ownership has been furnished by the Selling Stockholders.


                                              Shares of Common       Shares of Common        Shares of Common
                                                 Stock Owned           Stock Offered           Stock Owned
                                               Before Offering        in the Offering         After Offering
                                            ----------------------   ----------------      --------------------------
  Name of Stockholder                       Number(1)   Percent(2)        Number           Number(1)       Percent(2)
  -------------------                       ---------   ----------   ----------------      ---------       ----------
Infinity Investors Limited                  98,207(3)      2.0%           56,207        42,000(3)(4)       *(4)
Infinity Emerging Opportunities Limited     21,824(5)        *            12,490         9,334(4)(5)       *(4)
Sandera Partners, L.P.                      21,823(6)        *            12,490         9,333(4)(6)       *(4)
Lion Capital Partners, L.P.                 21,823(7)        *            12,490         9,333(4)(7)       *(4)
                                            ---------                     ------         -----------
    TOTAL                                  163,677(8)       3.3%          93,677        70,000(4)(8)      1.4%(4)


_______________
*   Less than one percent (1%).

(1) Represents those shares of Common Stock held by the Selling Stockholder, if any, together with those shares that such Selling Stockholder has the right to acquire within 60 days. Each of the Selling Stockholders specifically disclaims beneficial ownership of the shares of Common Stock held (or acquirable upon exercise or conversion of any derivative securities held) by the other Selling Stockholders and, as such, the number of shares of Common Stock represented hereby does not reflect any shares of Common Stock beneficially owned by any other Selling Stockholder.

(2) The percentages indicated are based on 4,903,677 shares of Common Stock, including 4,833,677 shares of Common Stock issued and outstanding as of June 30, 1997 and 70,000 shares of Common Stock underlying the five-year Bridge Warrants issued to the Funds pursuant to the Bridge Agreement with an exercise price of $10.675. The percentage calculations do not include
    (i) 1,495,000 shares of Common Stock underlying the IPO Warrants, (ii) 100,000 shares of Common Stock underlying the warrants issued in connection with the Bridge Financing, or (iii) 260,000 shares of Common Stock underlying the warrants held by Whale.

(3) Includes 42,000 shares of Common Stock underlying the five-year Bridge Warrant issued to Infinity Investors Limited pursuant to the Bridge Agreement with an exercise price of $10.675.

(4) Because each of the Selling Stockholders may sell all, some or none of the Shares that each holds, and because the offering contemplated by this Prospectus is not now a "firm commitment" underwritten offering, no estimate can be given as to the number of Shares that will be held by each of the Selling Stockholders upon or prior to termination of this offering. See "Plan of Distribution."

(5) Includes 9,334 shares of Common Stock underlying the five-year Bridge Warrant issued to Infinity Emerging Opportunities Limited pursuant to the Bridge Agreement with an exercise price of $10.675.

(6) Includes 9,333 shares of Common Stock underlying the five-year Bridge Warrant issued to Sandera Partners, L.P. pursuant to the Bridge Agreement with an exercise price of $10.675.

(7) Includes 9,333 shares of Common Stock underlying the five-year Bridge Warrant issued to Lion Capital Partners, L.P. pursuant to the Bridge Agreement with an exercise price of $10.675.

(8) Includes 70,000 shares of Common Stock underlying the five-year Bridge Warrants issued to the Funds pursuant to the Bridge Agreement with an exercise price of $10.675.

    The Selling Stockholders identified above may have sold, transferred or otherwise disposed of all or a portion of their Shares since the date on which they provided the information regarding their Common Stock in transactions exempt from the registration requirements of the Securities Act. Additional information concerning the above listed Selling Stockholders may be set forth from time to time in prospectus supplements to this Prospectus. See "Plan of Distribution."

    Pursuant to the terms of the Registration Rights Agreement, the Company has agreed to file the Registration Statement of which this Prospectus forms a part for the purpose of registering the potential resale of the Shares and to maintain the effectiveness of such Registration Statement until the earlier of
(i) June 13, 1999 and (ii) such time as all of the Shares have been disposed of in accordance with the intended methods of disposition of the holders thereof set forth herein, in each case, as contemplated by the Registration Rights Agreement. In addition, the Company and the Selling Stockholders agreed to indemnify each other and certain affiliated parties from and against any losses or claims arising out of, among other things, (1) any alleged untrue statement of a material fact or (2) any material omission contained or referred to in the Registration Statement. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company, pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable. All of the registration and filing fees, printing expenses, blue sky fees, if any, fees and disbursements of counsel for the Company, and certain fees and disbursements of one counsel for the Selling Stockholders will be paid by the Company; provided, however, that any underwriting discounts and selling commissions will be borne by the Selling Stockholders.

    Except as specifically set forth herein, none of the Selling Stockholders has, or within the past three years has had, any position, office or other material relationship with the Company or any of its predecessors or affiliates.


                                 PLAN OF DISTRIBUTION

    Sales of the Shares may be made from time to time by the Selling Stockholders, or, subject to applicable law, by pledgees, donees, distributees, transferees or other successors in interest. Such sales may be made on Nasdaq, in another over-the-counter market, on a national securities exchange (any of which may involve crosses and block transactions), in privately negotiated transactions or otherwise or in a combination of such transactions at prices and at terms then prevailing or at prices related to the then current market price, or at privately negotiated prices. In addition, any Shares covered by this Prospectus which qualify for sale pursuant to Section 4(1) of the Securities Act or Rule 144 promulgated thereunder may be sold under such provisions rather than pursuant to this Prospectus. Without limiting the generality of the foregoing, the Shares may be sold in one or more of the following types of transactions:
(a) a block trade in which the broker-dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus;
(c) an exchange distribution in accordance with the rules of such exchange; (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (e) face-to-face transactions between sellers and purchasers without a broker-dealer. In effecting sales, brokers or dealers engaged by the Selling Stockholders may arrange for other brokers or dealers to participate in the resales.

    In connection with distributions of the Shares or otherwise, the Selling Stockholders may enter into hedging transactions with broker-dealers. In connection with such transactions, broker-dealers may engage in short sales of the Shares registered hereunder in the course of hedging the positions they assume with Selling Stockholders. The Selling Stockholders may also sell Shares short and deliver the Shares to close out such short positions. The Selling Stockholders may also enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the Shares registered hereunder, which the broker-dealer may resell pursuant to this Prospectus. The Selling Stockholders may also pledge the Shares registered hereunder to a broker or dealer and upon a default, the broker or dealer may effect sales of the pledged Shares pursuant to this Prospectus.

    Brokers, dealers or agents may receive compensation in the form of commissions, discounts or concessions from Selling Stockholders in amounts to be negotiated in connection with the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales and any such commission, discount or concession may be deemed to be underwriting discounts or commissions under the Securities Act.

    Information as to whether underwriters who may be selected by the Selling Stockholders, or any other broker-dealer, is acting as principal or agent for the Selling Stockholders, the compensation to be received by underwriters who may be selected by the Selling Stockholders, or any broker-dealer, acting as principal or agent for the Selling Stockholders and the compensation to be received by other broker-dealers, in the event the compensation of such other broker-dealers is in excess of usual and customary commissions, will, to the extent required, be set forth in a supplement to this Prospectus (the "Prospectus Supplement"). Any dealer or broker participating in any distribution of the Shares may be required to deliver a copy of this Prospectus, including the Prospectus Supplement, if any, to any person who purchases any of the Shares from or through such dealer or broker.

    The Company has advised the Selling Stockholders that during such time as they may be engaged in a distribution of the Shares included herein they are required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes any Selling Shareholder, any affiliated purchasers and any broker-dealer or other person who participates in such distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the Common Stock.

    It is anticipated that the Selling Stockholders will offer all of the Shares for sale. Further, because it is possible that a significant number of Shares could be sold at the same time hereunder, such sales, or the possibility thereof, may have a depressive effect on the market price of the Company's Common Stock.

                                 LEGAL MATTERS

     The validity of the Shares offered hereby will be passed upon for the Company by Morgan, Lewis & Bockius LLP, New York, New York.

                                   EXPERTS

     The financial statements of Visual Edge Systems Inc. (a development stage company) as of December 31, 1996 and 1995 and for the years then ended and for the period from inception (July 15, 1994) to December 31, 1996 have been incorporated by reference herein and in the Registration Statement from the Company's 1996 Annual Report on Form 10-KSB (as amended by Form 10-KSB/A filed April 7, 1997) in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, included therein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG Peat Marwick LLP contains an explanatory paragraph that states that the Company is in its development stage and its recurring losses through 1996 and contractual commitments under a licence agreement raise substantial doubt about the entity's ability to continue as a going concern unless additional financing or equity is obtained. The financial statements do not include any adjustments that might result from the outcome of that uncertainty.

   NO DEALER, SALESPERSON OR ANY
OTHER INDIVIDUAL HAS BEEN AUTHORIZED
TO GIVE ANY INFORMATION OR TO MAKE
ANY REPRESENTATIONS NOT CONTAINED IN
THIS PROSPECTUS AND, IF GIVEN OR
MADE, SUCH INFORMATION OR
REPRESENTATIONS MUST NOT BE RELIED                      VISUAL EDGE SYSTEMS INC.
UPON AS HAVING BEEN AUTHORIZED BY THE
COMPANY OR THE SELLING STOCKHOLDERS.
THIS PROSPECTUS DOES NOT CONSTITUTE
AN OFFER TO SELL, OR A SOLICITATION                         93,677 SHARES OF
OF AN OFFER TO BUY, ANY SECURITY BY                           COMMON STOCK
ANY PERSON IN ANY JURISDICTION IN
WHICH SUCH OFFER OR SOLICITATION IS
UNLAWFUL. NEITHER THE DELIVERY OF
THIS PROSPECTUS NOR ANY SALE MADE
HEREUNDER SHALL, UNDER ANY
CIRCUMSTANCES, IMPLY THAT THE
INFORMATION IN THIS PROSPECTUS IS
CORRECT AS OF ANY TIME SUBSEQUENT TO
THE DATE OF THIS PROSPECTUS.

                TABLE OF CONTENTS

                                              Page

Available Information......................... ii
Incorporation of Certain Information
  by Reference................................ ii
The Company...................................  1                   PROSPECTUS
Risk Factors..................................  5
Use of Proceeds............................... 10
Selling Stockholders.......................... 11
Plan of Distribution.......................... 11
Legal Matters................................. 12
Experts....................................... 12

       _____________________________

UNTIL        , 1997  (25  DAYS  AFTER
THE  DATE OF THIS PROSPECTUS) ALL
DEALERS EFFECTING TRANSACTIONS IN THE
REGISTERED SECURITIES, WHETHER OR NOT
PARTICIPATING IN THIS  DISTRIBUTION,
MAY BE  REQUIRED  TO DELIVER A
PROSPECTUS. THIS IS IN ADDITION TO
THE OBLIGATIONS OF DEALERS  TO                                     July __, 1997
DELIVER A  PROSPECTUS  WHEN  ACTING
AS UNDERWRITERS AND WITH RESPECT TO
THEIR UNSOLD ALLOTMENTS OR
SUBSCRIPTIONS.

                                       PART II

                       INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the expenses that will be incurred by the Registrant in connection with the offering described in this Registration Statement. All of such amounts (except the SEC Registration Fee) are estimated.

     SEC Registration Fee............................... $   239.53
     Legal fees and expenses............................  12,000.00
     Accounting fees and expenses.......................  10,000.00
     Printing and engraving expenses....................   8,000.00
     Miscellaneous......................................   1,760.47
                                                         --------------
             Total...................................... $32,000.00


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Generally, Section 145 of the General Corporation Law of the State of Delaware (the "GCL") permits a corporation to indemnify certain persons made a party or threatened to be made a party to an action by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise. In the case of an action by or in the right of the corporation, no indemnification may be made in respect of any matter as to which such person was adjudged liable for negligence or misconduct in the performance of such person's duty to the corporation unless the Delaware Court of Chancery or the court in which such action was brought determines that despite the adjudication of liability such person is fairly and reasonably entitled to indemnity for proper expenses. To the extent such person has been successful in the defense of any matter, such person shall be indemnified against expenses actually and reasonably incurred by him.

     Section 102(b)(7) of the GCL provides that a corporation may eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. No such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective.

     The Registrant has adopted provisions in its By-Laws which provide for indemnification of its officers and directors to the full extent permitted under Delaware law. The Registrant's Certificate of Incorporation includes provisions to limit, to the full extent permitted by Delaware law, the personal liability of directors of the Company for monetary damages arising from a breach of their fiduciary duties as directors.

ITEM 16. EXHIBITS

     See Exhibit Index.

ITEM 17. UNDERTAKINGS

     (1)   The undersigned Registrant hereby undertakes that it will:

         (a) File, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to include any additional or changed material information on the plan of distribution.

         (b) For determining any liability under the Securities Act, treat each post-effective amendment as a new Registration Statement of the securities offered, and the offering of securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

    (2) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Boca Raton, State of Florida, on July 25, 1997.

                           Visual Edge Systems Inc.


                           By: /s/ Earl T. Takefman
                              ----------------------------
                              Earl T. Takefman
                              Chief Executive Officer

     KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Earl T. Takefman and Alan L. Lubell, and each of them, such person's true and lawful attorneys-in-fact and agents, with full power of substitution and revocation, for such person and in such person's name, place and stead, in any and all capacities to sign any and all amendments (including additional amendments to this Registration Statement) and to file the same with all exhibits thereto, and the other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE                    CAPACITY IN WHICH SIGNED                  DATE
---------                    ------------------------                  ----

/s/ Earl T. Takefman
---------------------   Director, Chief Executive Officer          July 25, 1997
Earl T. Takefman        (Principal Executive Officer)

/s/ Edward Smith
---------------------   Chief Financial Officer                    July 25, 1997
Edward Smith            (Principal Financial Officer
                        and Principal Accounting Officer)

/s/ Alan L. Lubell
---------------------   Chairman of the Board                      July 25, 1997
Alan L. Lubell

---------------------   Director                                   July 25, 1997
Eddie Einhorn

---------------------   Director                                   July 25, 1997
Mark Hershhorn

/s/ Beryl Artz
---------------------   Director                                   July 25, 1997
Beryl Artz

/s/ Richard Parker
---------------------   Director                                   July 25, 1997
Richard Parker

                                EXHIBIT INDEX

EXHIBIT
NUMBER                          DESCRIPTION
-------                         -----------

4.1      Certificate of Incorporation of the Company, as amended
         (Incorporated by reference to Exhibit 3.1 to Amendment No. 2 to the Registrant's Registration Statement on Form SB-2 (Registration No. 333-5193) effective July 24, 1996)

4.2 Amended and Restated By-Laws of the Company (Incorporated by reference to Exhibit 3.2 to Amendment No. 1 to the Registrant's Registration Statement on Form SB-2 (Registration No. 333-5193) effective July 24, 1996)

4.3 Form of Specimen Common Stock Certificate (Incorporated by reference to Exhibit 4.1 to Amendment No. 1 to the Registrant's Registration Statement on Form SB-2 (Registration No. 333-5193) effective July 24, 1996)

4.4 Bridge Securities Purchase Agreement, dated as of June 13, 1997, among the Registrant and Infinity Investors Limited, Infinity Emerging Opportunities Limited, Sandera Partners, L.P. and Lion Capital Partners, L.P. (Incorporated by reference to Exhibit 99.1 to the Registrant's Current Report on Form 8-K filed on June 23, 1997)

4.5 Registration Rights Agreement, dated as of June 13, 1997, among the Registrant and Infinity Investors Limited, Infinity Emerging Opportunities Limited, Sandera Partners, L.P. and Lion Capital Partners, L.P. (Incorporated by reference to Exhibit 99.2 to the Registrant's Current Report on Form 8-K filed on June 23, 1997)

5.1      Opinion of Morgan, Lewis & Bockius LLP

23.1     Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 5.1)

23.2     Consent of KPMG Peat Marwick LLP

24.1     Power of Attorney (included in Part II of Registration Statement)